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                                  EXHIBIT 10.1

                           EMPLOYMENT CONTRACT BETWEEN
                       RANDALL C. BRAY AND THE ASSOCIATION

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 17th day of April, 2001 by and between STATE FEDERAL SAVINGS AND LOAN ASSOCIATION OF DES MOINES, 519 Sixth Avenue, Des Moines, Iowa 50309 (hereinafter referred to as the "Association") and Randy Bray (the "Employee").

         WHEREAS, the Association desires to employ the services of Employee on a part-time basis, and

         WHEREAS both the Association and the Employee desire to agree to the terms and conditions of Employment, and

         WHEREAS, the Board of Directors of the Association recognizes that, as is the case with publicly held corporations generally, the possibility of a change in control of the Association and or its holding company, StateFed Financial Corporation ("Holding Company") may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Association, the Holding Company and its stockholders; and

         WHEREAS, the Board of Directors of the Association believes it is in the best interests of the Association to enter into this Agreement with the Employee in order to assure continuity of management of the Association and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Holding Company, although no such change is now contemplated; and

         WHEREAS, the Board of Directors of the Association has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 4 hereof;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:

         1. EMPLOYMENT. The Employee will be employed as Chairman of the Board of the Association. As Chairman, Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have other powers and duties as may from time to time be prescribed by the Board. The Employee shall continue to devote his best efforts and an average minimum of 24 hours per week of his time to the business and affairs of the Association and its subsidiaries and affiliated companies. It is understood that not all of this time must be spent on Association premises.

         2.   COMPENSATION.

              (a) SALARY. The Association agrees to pay the Employee during the term of this Agreement a salary established by the Board of Directors. The salary hereunder as of the

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Commencement Date (as defined in Section 4 hereof) shall begin at $62,400 per year. As long as Employee is a member of the board of directors of the Association and the Holding Company, Employee shall also receive board fees as per Association and Holding Company policy and practice. The salary provided for herein shall be payable in accordance with the practices of the Association, provided, however, that no such salary is required to be paid by the terms of this Agreement in respect of any month or portion thereof subsequent to the termination of this Agreement and provided further, that the amount of such salary shall be reviewed by the Board of Directors not less often than annually and may be increased from time to time in such amounts as the Board of Directors in its discretion may decide, subject to the customary withholding tax and other employee taxes as required with respect to compensation paid by a corporation to an employee.

              (b) DISCRETIONARY BONUSES. The Board of Directors of the Association may, in its sole and complete discretion, provide bonuses to the Employee as additional compensation for services rendered.

              (c) EXPENSES. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with policies and procedures at least as favorable to the Employee as those presently applicable to the senior executive officers of the Association) in performing services hereunder, provided that the Employee properly accounts therefor in accordance with Association policy.

         3.   BENEFITS.

              (a) PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS. The Employee shall be entitled while employed hereunder to participate in, and receive benefits under, all plans relating to stock options, stock purchases, pension, thrift, profit-sharing, group life insurance, medical coverage, education, cash or stock bonuses, and other retirement or employee benefits or combinations thereof, that are now or hereafter maintained for the benefit of the Association's executive employees or for its employees generally.

              (b) FRINGE BENEFITS. The Employee shall be eligible while employed for the requisite number of hours hereunder to participate in, and receive benefits under, any other fringe benefits which are or may become applicable to the Association's executive employees or to its employees generally.

         4. TERM. The term of employment under this Agreement shall be a period of three (3) years commencing on the date this Agreement is executed
(the "Commencement Date"), subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of employment under this Agreement shall be extended for a period of one year unless either the Association or the Employee gives contrary written notice to the other not less than 30 days in advance of the date on which the term of employment under this Agreement would otherwise be extended, PROVIDED that such term will not be automatically extended unless, prior thereto, such extension is approved by the Board of


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Directors following the Board's review of a formal performance evaluation of the
Employee performed by the disinterested members of the Board of Directors of the Association and reflected in the minutes of the Board of Directors. Reference herein to the term of employment under this Agreement shall refer to both such initial term and such extended terms.

         5. VACATIONS. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

              (a) the Employee shall be entitled to an annual vacation of not more than 12 days per year pro-rated to date of employment;

              (b) the timing of vacations shall be scheduled in a reasonable manner by the Employee; and

              (c) solely at the Employee's request, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board, in its sole and complete discretion, may determine.

         6.   TERMINATION AND SUSPENSION OF EMPLOYMENT; DEATH OR DISABILITY.
              -------------------------------------------------------------

              (a) The Board of Directors may terminate the Employee's employment at any time, but any termination by the Association's Board of Directors, other than termination for cause, shall not prejudice the Employee's right to compensation or other benefits under the Agreement. If the employment of the employee is involuntarily terminated, other than for "cause" as provided in this Section 6(a) or pursuant to any of Sections 6(d) through 6(g), or by reason of death or disability as provided in Sections 6(c) or 7, the Employee shall be entitled to receive, (i) his then applicable salary for the then-remaining term of the Agreement as calculated in accordance with Section 4 hereof, payable in such manner and at such times as such salary would have been payable to the Employee under Section 2 had he remained in the employ of the Association, and (ii) health insurance benefits as maintained by the Association for the benefit of its senior executive employees or its employees generally over the then-remaining term of the Agreement as calculated in accordance with
Section 4 hereof.

         The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Employee without his express written consent. The Employee shall be considered to be involuntarily terminated
(1) if the employment of the Employee is involuntarily terminated for any reason other than for "cause" as provided in this Section 6(a), pursuant to any of Sections 6(d) through 6(g) or by reason of death or disability as provided in Sections 6(c) and 7.

         In case of termination of the Employee's employment for cause, the Association shall pay the Employee his salary through the date of termination, and the Association shall have no further


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obligation to the Employee under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. For purposes of this Agreement, termination for "cause" shall include termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, material breach of any provision of this Agreement, or unsatisfactory job performance as determined by the Board of Directors. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board of Directors of the Association at a meeting of the Board called and held for such purpose.

              (b) The Employee's employment may be voluntarily terminated by the Employee at any time upon 60 days written notice to the Association or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Association. In the event of such voluntary termination, the Association shall be obligated to continue to pay the Employee his salary only through the date of termination, at the time such payments are due, and the Association shall have no further obligation to the Employee under this Agreement.

              (c) In the event of the death of the Employee during the term of employment under this Agreement and prior to any termination hereunder, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Association the salary of the Employee through the last day of the calendar month in which his death shall have occurred, and the term of employment under this Agreement shall end on such last day of the month.

              (d) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. ss. 1818(e)(3); (g)(1), the Association's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of the obligations which were suspended.

              (e) If the Employee is removed from office and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. ss. 1818(e)(4); (g)(1), all obligations of the Association under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.



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              (f)     If the Association becomes in default (as defined in
Section 3(x)(1) of the FDIA, 12 U.S.C. ss. 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

              (g) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Association: (i) by the Director of the Office of Thrift Supervision ("OTS") or his or her designee at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in
Section 13(c) of the FDIA, 12 U.S.C. ss. 1823(c); or (ii) by the Director of the OTS or his or her designee at the time the Director of the OTS or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Director of the OTS to be in an unsafe or unsound condition.

         Any rights of the parties that have already vested, however, shall not be affected by any such action.

              (h) In the event the Association purports to terminate the Employee for cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 17 that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Association has failed to, make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

         7. DISABILITY. If during the term of employment hereunder the Employee shall become disabled or incapacitated to the extent that he is unable to perform the duties of the President and managing officer, he shall be entitled to receive disability benefits of the type provided for other executive employees of the Association.

         8.   CHANGE IN CONTROL.

              (a) INVOLUNTARY TERMINATION. If the Employee's employment is involuntarily terminated (other than for cause or pursuant to any of Sections 6(c) through 6(g) or Section 7 of this Agreement) in connection with or within 12 months after a change in control which occurs at any time during the term of employment under this Agreement, in addition to any payments under Section 6(a) of the Agreement, the Association shall pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination (as hereinafter defined) of employment an amount equal to 299% of the Employee's "base amount" of compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").



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              (b)     DEFINITIONS. For purposes of Sections 8, 9 and 11 of this
Agreement, "Date of Termination" means the earlier of (i) the date upon which the Association gives notice to the Employee of the termination of his employment with the Association, or (ii) the date upon which the Employee ceases to serve as an Employee of the Association; and "change in control, is defined solely as any acquisition of control (other than pursuant to the Conversion or by a trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company or a subsidiary of the Holding Company), as defined in 12 C.F.R. ss. 574.4, or any successor regulation, of the Association or Holding Company which would require the filing of an application for acquisition of control or notice of change in control in a manner as set forth in 12 C.F.R. ss. 574.3, or any successor regulation.

         9. CERTAIN REDUCTION OF PAYMENTS BY THE ASSOCIATION. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Association to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible (in whole or part) by the Association for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount, not less than zero, expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Association because of Section 280G of the Code. For purposes of this
Section 9, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

              (b) All determinations required to be made under this Section 9 shall be made by the Association's independent auditors, or at the election of such auditors by such other firm or individuals of recognized expertise as such auditors may select (such auditors or, if applicable, such other firm or individual, are hereinafter referred to as the "Advisory Firm"). The Advisory Firm shall within ten business days of the Date of Termination, or at such earlier time as is requested by the Association, provide to both the Association and the Employee an opinion (and detailed supporting calculations) that the Association has substantial authority to deduct for federal income tax purposes the full amount of the Agreement Payments and that the Employee has substantial authority not to report on his federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the Agreement Payments. Any such determination and opinion by the Advisory Firm shall be binding upon the Association and the Employee. The Employee shall determine which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 9, provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Advisory Firm, the Association shall elect which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 9 and shall notify the Employee promptly of such election. Within five business days of the earlier of (i) the Association's receipt of, the Employee's determination pursuant to the immediately preceding sentence of this


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Agreement or (ii) the Association's election in lieu of such determination, the
Association shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement. The Association and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 9.

              (c) As a result of uncertainty in application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Agreement Payments will have been made by the Association which should not have been made ("Overpayment") or that additional Agreement Payments will not have been made by the Association which should have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Advisory Firm, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Association to or for the benefit of Employee shall be treated for all purposes as a loan AB INITIO which the Employee shall repay to the Association together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Association if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Advisory Firm, based upon controlling preceding or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Association to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

              (d) The total of payments to the Employee in the event of involuntary termination of employment under Section 6(a) and Section 8(a) shall not exceed three times his average annual compensation from the Association over the five most recent taxable years (or, if employed by the Association for a shorter period, over the period of his employment by the Association).

              (e) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

         10.  NON-COMPETITION.

              (a) Upon the expiration of the term of the Employee's employment hereunder or in the event the Employee's employment hereunder terminates prior thereto for any reason whatsoever, the Employee shall not, for a period of two year(s) after the occurrence of such event, for himself, or as the agent of, on behalf of, or in conjunction with, any person or entity, solicit or attempt to solicit, whether directly or indirectly: (i) any employee of the Association to terminate such employee's employment relationship with the Association; or (ii) any savings and loan, banking


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or similar business from any person or entity that is or was a client, employee, or customer of the Association and had dealt with the Employee or any other employee of the Association under the supervision of the Employee.

              (b)     In the event Employee voluntarily resigns pursuant to
Section 6(b) of this Agreement, or in the event the Employee's employment hereunder is terminated for cause, the Employee shall not, for a period of one year from the date of termination, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any FDIC insured financial institution having an office located within fifty miles of any office of the Association as of the date of termination, PROVIDED THAT, nothing in this paragraph 10 shall prevent Employee from engaging solely as an independent contractor in a consulting capacity with any FDIC insured financial institution so long as he is not also involved in the ownership, management, ongoing daily operations, or control of such institution.

              (c) The provisions of subsections (a) and (b) hereof shall not prevent the Employee from purchasing, solely for investment, not more than five percent (5%) of any financial institution's stock or other securities which are traded on any national or regional securities exchange or are actively traded in the over-the-counter market and registered under Section 12(g) of the Securities Exchange Act of 1934.

              (d) The provisions of this Section shall survive the termination of the Employee's employment hereunder whether by expiration of the term thereof or otherwise.

              (e) In the event of a violation of (a) or (b) above, the Employee acknowledges that the Association would suffer irreparable harm from such violations and that the Association is entitled to equitable relief, in addition to any remedies that may otherwise be available. Further, the Association is entitled to reasonable attorneys' fees and costs in connection with any action in which its rights under (a) or (b) above are enforced in any court of competent jurisdiction.

         11. NO ASSIGNMENTS. (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Association will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Association, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Association would be required to perform it if no such succession or assignment had taken place. Failure of the Association to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Association in the same amount and on the same terms as the compensation pursuant to Section 8(a) hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.


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              (b)     This Agreement and all rights of the Employee hereunder
shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the, Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

         12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Association shall be directed to the attention of the Board of Directors of the Association with a copy to the Secretary of the Association), or to such other address as either party may have furnished to the other in writing in accordance herewith.

         13. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties except as herein otherwise provided.

         14. PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         16. GOVERNING LAW. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Iowa.

         17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         18. ENTIRE AGREEMENT. This Employment Agreement represents the entire agreement of the parties and supercedes any other oral agreements or understandings. The Employee has not relied on any promises or inducements other than those expressly contained in this Employment Agreement in connection with the execution of this Employment Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


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         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE
ENFORCED BY THE PARTIES.

                                          STATE FEDERAL SAVINGS AND LOAN
                                          ASSOCIATION OF DES MOINES



                                          By:  /s/ Andra K. Black
                                             -----------------------------------
                                          Its: Co-President
                                              ----------------------------------


                                          EMPLOYEE

                                          /s/ Randy Bray
                                          --------------------------------------
                                          Randy Bray












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